                     AGREEMENT AND PLAN OF RECAPITALIZATION
                                   AND MERGER

                                    BETWEEN

                           HB ACQUISITION CORPORATION

                                      AND

                               BELL SPORTS CORP.

                         DATED AS OF FEBRUARY 17, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I THE MERGER......................................................   1
  SECTION 1.1  The Merger.................................................   1
  SECTION 1.2  Closing; Time and Place....................................   1
  SECTION 1.3  Effective Time.............................................   1
  SECTION 1.4  Effects of the Merger......................................   2
  SECTION 1.5  Certificate of Incorporation and By-Laws; Officers and
   Directors..............................................................   2
ARTICLE II CONVERSION OF SHARES...........................................   2
  SECTION 2.1  Conversion of Capital Stock................................   2
  SECTION 2.2  Surrender of Certificates..................................   4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   5
  SECTION 3.1  Organization...............................................   5
  SECTION 3.2  Subsidiaries...............................................   5
  SECTION 3.3  Capital Structure..........................................   6
  SECTION 3.4  Authority..................................................   6
  SECTION 3.5  Consent and Approvals; No Violations.......................   7
  SECTION 3.6  SEC Documents and Other Reports............................   7
  SECTION 3.7  Absence of Material Adverse Change.........................   8
  SECTION 3.8  Information Supplied in Proxy Statement....................   8
  SECTION 3.9  Compliance with Laws; Permits..............................   9
  SECTION 3.10 Tax Matters................................................   9
  SECTION 3.11 Liabilities................................................  10
  SECTION 3.12 Benefit Plans; Employees and Employment Practices..........  10
  SECTION 3.13 Litigation.................................................  12
  SECTION 3.14 Environmental Matters......................................  12
  SECTION 3.15 State Takeover Statutes; Charter Provisions; Rights
   Agreement..............................................................  13
  SECTION 3.16 Brokers....................................................  13
  SECTION 3.17 Title to Assets............................................  13
  SECTION 3.18 Intellectual Property......................................  13
  SECTION 3.19 Opinion of Financial Adviser...............................  14
  SECTION 3.20 Insurance..................................................  14
  SECTION 3.21 Interested Party Transactions..............................  14
  SECTION 3.22 Restrictions on Business Activities........................  14
  SECTION 3.23 Labor Matters..............................................  14
  SECTION 3.24 Customers..................................................  15
  SECTION 3.25 Consents...................................................  15
  SECTION 3.26 Change in Control Payments.................................  15
  SECTION 3.27 Contractual Obligations....................................  15
  SECTION 3.28 Disclosure.................................................  15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NEWCO........................  15
  SECTION 4.1  Organization...............................................  15
  SECTION 4.2  Authority..................................................  15
  SECTION 4.3  Consents and Approvals; No Violations......................  16
  SECTION 4.4  Information Supplied in Proxy Statement....................  16
  SECTION 4.5  Interim Operations of Newco................................  17
  SECTION 4.6  Brokers....................................................  17
  SECTION 4.7  Financing..................................................  17
  SECTION 4.8  Disclosure.................................................  17

                                                                           PAGE
                                                                           ----
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS.......................  17
  SECTION 5.1  Conduct of Business by the Company Pending the Merger......  17
  SECTION 5.2  No Solicitation............................................  19
  SECTION 5.3  Disclosure to Newco; Delivery of Certain Filings...........  20
  SECTION 5.4  Employee Benefit Plans.....................................  20
ARTICLE VI ADDITIONAL AGREEMENTS..........................................  20
  SECTION 6.1  Stockholder Approval; Preparation of Proxy Statement.......  20
  SECTION 6.2  Access to Information......................................  21
  SECTION 6.3  Fees and Expenses..........................................  21
  SECTION 6.4  Public Announcement........................................  22
  SECTION 6.5  Real Estate Transfer Tax...................................  22
  SECTION 6.6  State Takeover Laws........................................  22
  SECTION 6.7  Indemnification; Directors and Officers Insurance..........  23
  SECTION 6.8  Notification of Certain Matters............................  23
  SECTION 6.9  Recapitalization...........................................  24
  SECTION 6.10 Reasonable Efforts.........................................  24
  SECTION 6.11 Certain Litigation.........................................  24
  SECTION 6.12 Employee Benefits..........................................  24
  SECTION 6.13 Severance Policy and Other Agreements......................  25
  SECTION 6.14 1998 Bonus Plan............................................  25
  SECTION 6.15 Welfare Plans..............................................  25
  SECTION 6.16 Retirement Plan............................................  25
  SECTION 6.17 Certain Tax Matters........................................  26
  SECTION 6.18 Actions Respecting Commitment Letters......................  26
ARTICLE VII CONDITIONS PRECEDENT..........................................  27
  SECTION 7.1  Conditions to Each Party's Obligation to Effect the Merger.  27
  SECTION 7.2  Conditions to the Obligation of the Company to Effect the
   Merger.................................................................  27
  SECTION 7.3  Conditions to Obligation of Newco to Effect the Merger.....  28
ARTICLE VIII TERMINATION AND AMENDMENT....................................  28
  SECTION 8.1  Termination................................................  28
  SECTION 8.2  Effect of Termination......................................  29
  SECTION 8.3  Amendment..................................................  29
  SECTION 8.4  Extension; Waiver..........................................  29
ARTICLE IX GENERAL PROVISIONS.............................................  30
  SECTION 9.1  Non-Survival of Representations and Warranties and
   Agreements.............................................................  30
  SECTION 9.2  Notices....................................................  30
  SECTION 9.3  Interpretation.............................................  31
  SECTION 9.4  Definitions................................................  31
  SECTION 9.5  Counterparts...............................................  35
  SECTION 9.6  Entire Agreement; No Third-Party Beneficiaries.............  35
  SECTION 9.7  Governing Law..............................................  35
  SECTION 9.8  Assignment.................................................  35
  SECTION 9.9  Severability...............................................  35
  SECTION 9.10 Enforcement of This Agreement..............................  35
  SECTION 9.11 Obligations of Subsidiaries................................  36
  SECTION 9.12 Negotiation of Agreement...................................  36

               AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER

  This AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER is dated as of February 17, 1998 (this "Agreement") between HB Acquisition Corporation, a Delaware corporation ("Newco"), and Bell Sports Corp., a Delaware corporation (the "Company") (Newco and the Company being hereinafter collectively referred to as the "Constituent Corporations").

  WHEREAS, the Board of Directors of Newco has approved and deems it advisable and in the best interest of the stockholders of Newco to participate in the recapitalization of the Company, upon the terms and subject to the conditions set forth herein (the "Recapitalization");

  WHEREAS, the Board of Directors of the Company, based upon the recommendation of a special committee of its independent directors (the "Special Committee"), has approved and deems it advisable and in the best interest of the Company, to consummate the Recapitalization upon the terms and subject to the conditions set forth herein;

  WHEREAS, in furtherance of such Recapitalization, the Board of Directors of Newco and the Board of Directors of the Company (based upon the recommendation of the Special Committee) have each unanimously approved this Agreement and the merger of Newco with and into the Company in accordance with the terms of this Agreement and the DGCL (the "Merger"); and

  WHEREAS, the Board of Directors of the Company, based upon the recommendation of the Special Committee, deems it advisable and in the best interests of the Company and the stockholders of the Company to effect the Merger; and

  WHEREAS, pursuant to an exchange agreement (the "Exchange Agreement"), to be entered into prior to the Effective Time, certain shares of Company Common Stock or Options held by certain existing stockholders of the Company shall be exchanged, to the extent provided in the Exchange Agreement, for validly issued, fully paid and nonassessable shares of Newco Common Stock and Series A Preferred Stock of Newco.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, privileges, immunities, powers, franchises, restrictions, duties, debts, liabilities and obligations of the Constituent Corporations in accordance with the DGCL.

  SECTION 1.2 Closing; Time and Place. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, the consummation and closing of the Merger will take place at 10:00 a.m. Boston time on a date to be specified by Newco, which date shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110, unless another date, time or place is agreed to in writing by the parties hereto.

  SECTION 1.3 Effective Time. The Merger shall become effective when a Certificate of Merger or, if applicable, a Certificate of Ownership and Merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Newco and the Company shall agree upon and specify in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of Delaware or such later time established by the Certificate of Merger. Newco and the Company shall cause the Certificate of Merger to be executed and filed no later than the third business day after the satisfaction or waiver of the conditions to the Merger set forth herein.

  SECTION 1.4 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of DGCL.

  SECTION 1.5 Certificate of Incorporation and By-Laws; Officers and
Directors.

  (a) Pursuant to the Merger, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the DGCL and such Certificate of Incorporation.

  (b) Pursuant to the Merger, the By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

  (c) Pursuant to the Merger, the directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

  (d) Pursuant to the Merger, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                  ARTICLE II

                             CONVERSION OF SHARES

  SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Newco or the Company or the holders of any shares of common stock, par value $.01 per share, of the Company (referred to herein, together with the Rights associated therewith pursuant to the Rights Agreement, the "Shares" or the "Company Common Stock") or the common stock, par value $.01 per share, of Newco (the "Newco Common Stock") or any other securities of the Company or Newco:

  (a) Conversion. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (excluding (i) any Shares to be canceled pursuant to Section 2.1(b) and (ii) any Dissenting Shares shall be converted into the right to receive $10.50 (the "Merger Consideration"), upon surrender of the certificate representing such Shares in the manner provided in and otherwise in accordance with Section 2.2. All such Shares so converted, and the Rights associated therewith, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and such holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor upon surrender of such certificate in the manner provided in and in accordance with Section 2.2.

  (b) Cancellation. Each Share held in the treasury of the Company or any direct or indirect wholly-owned Subsidiary of the Company and each Share held by Newco immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, and shall automatically be canceled and retired without payment of any consideration therefor and shall cease to exist.

  (c) Stock Options, Restricted Stock and Phantom Stock Units. The Board of Directors of the Company shall take all actions necessary or appropriate to cause all options to purchase Company Common Stock, including the Company Benefit Plan Stock Options, the Company Representative Stock Options, the Brunswick Stock Option and the Company Acquisition Stock Options (the foregoing are collectively referred to herein as the "Options"), that are outstanding immediately prior to the Effective Time to be fully vested and exercisable immediately prior to the Effective Time in accordance with their terms and the individual agreements and plans governing such options or rights. The holder of any Option (each an "Option Holder") that is not exercised prior to the Effective Time will be entitled to receive, in consideration thereof, for each Share subject to the Options held by such Option Holder, an amount equal to the excess, if any, of the Merger Consideration over the exercise price per Share for the purchase of the Company Common Stock in respect of such Option. Each Company Restricted Stock Award which is outstanding immediately prior to the Effective Time shall become fully vested and the holder thereof shall be entitled to receive, in respect of each share of Company Common Stock subject thereto, the Merger Consideration. Each Company Phantom Stock Unit Award which is outstanding immediately prior to the Effective Time shall become fully vested and exercisable and the holder thereof shall be entitled to receive a cash payment in an amount determined in accordance with the terms thereof. The amounts payable pursuant to this Section 2.1(c) shall be paid as soon as reasonably practicable following the Closing Date and shall be subject to and made net of all applicable withholding taxes; provided, however, that with respect to any Option Holder or holder of a Company Restricted Stock Award or holder of a Company Phantom Stock Unit Award subject to Section 16(a) of the Exchange Act, any such payment shall be made as soon as reasonably practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of such payment in respect of any Option, Company Restricted Stock Award or Company Phantom Stock Unit Award, the related Option, Company Restricted Stock Award or Company Phantom Stock Unit Award shall be cancelled. The surrender of any Option, Company Restricted Stock Award or Company Phantom Stock Unit Award in exchange for the applicable consideration contemplated by this Section 2.1(c) shall be deemed a release of any and all rights the holder thereof had or may have had in respect thereof. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from Option Holders and to take all such other lawful action as may be necessary to give effect to this
Section 2.1(c) (except for such action as may require the approval of the Company's stockholders). The Company shall take all action necessary to ensure that following the Effective Time no Option Holder shall have any right, in respect of any Option held by such Option Holder, to acquire equity securities of the Company or the Surviving Corporation.

  (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has not voted in favor of or consented to the Merger and complies with the applicable provisions of the DGCL concerning the rights of holders of Shares to require appraisal of their Shares ("Dissenting Shares"), as appropriate, shall not be converted as described in Section 2.1(a), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be cancelled as of the Effective Time and be converted into the right to receive the Merger Consideration allocated as provided in Section 2.1(a). The Company shall give Newco prompt notice of any demands for appraisal of Shares received by the Company. The Company shall not, without the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands.

  (e) Capital Stock of Newco. Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $1.00 par value per share (the "Surviving Corporation Shares" or "Surviving Corporation Common Stock"), of the Surviving Corporation and each share of Series A Preferred Stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Series A Preferred Stock, $1.00 par value per share (the "Series A Preferred Stock"), of the Surviving Corporation.

  SECTION 2.2 Surrender of Certificates.

  (a) Paying Agent. Prior to the Effective Time, Newco shall designate a bank, trust company or other entity who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent") to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a). At the Effective Time, the Surviving Corporation will make available to the Paying Agent funds necessary to complete the payments contemplated by Sections 2.1(a) on a timely basis. In addition, Newco shall take all necessary action to ensure that at the Effective Time, the Surviving Corporation will have the funds necessary to complete the payments contemplated by Section 2.1(c) on a timely basis. Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Newco or, after the Effective Time, the Surviving Corporation, provided that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to the Surviving Corporation).

  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to promptly, but in no event later than three business days following the Effective Time, mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Newco may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 2.1(a). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Newco, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

  (c) No Further Ownership Right in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

  (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent (and the proceeds of any interest or other income received by the Paying Agent in respect of all such funds) to pay the Merger Consideration which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled, without interest.

  (e) No Liability. None of Newco, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Newco as follows:

  SECTION 3.1 Organization. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Company. Item 3.1 of the letter from the Company to Newco dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter") sets forth a true and complete list of the jurisdiction of incorporation of the Company and its Subsidiaries, and identifies each jurisdiction in which such entity is qualified to do business. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction identified in Item 3.1 of the Company Letter, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company or prevent or result in a third party delaying the consummation of the Merger and except as set forth in Item 3.1 of the Company Letter. The Company has delivered to Newco complete and correct copies of its Certificate of Incorporation and By-Laws and has made available to Newco the Certificate of Incorporation and By-Laws (or similar organizational documents) of each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation.

  SECTION 3.2 Subsidiaries. Except as set forth in Item 3.2 of the Company Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, agreements, equitable interests, restrictions on transfer, limitations in the Company's voting rights, encumbrances and security interests of any kind or nature whatsoever or restrictions on the creation of any of the foregoing (collectively, "Liens") other than restrictions on transfer under applicable securities laws, and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Item 3.2 of the Company Letter and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

  SECTION 3.3 Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Company Preferred Stock"). At the close of business on February 6, 1998, (i) 13,856,922 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 495,072 shares of Company Common Stock were held by the Company in its treasury and
(iii) no shares of Company Preferred Stock were issued and outstanding. As of the date of this Agreement, except for (i) the rights to purchase shares of the Series A Junior Participating Preferred Stock, $.01 par value, of the Company (the "Rights") issued pursuant to the Stockholders Rights Agreement dated as of September 22, 1994, as amended by First Amendment to Stockholders Rights Agreement dated as of February 15, 1995 (collectively, the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent, (ii) (A) options to purchase not in excess of 1,643,071 shares of Company Common Stock granted under the Company's Restated and Amended 1991 Management Stock Incentive Plan, the Company's Restated and Amended 1992 Management Stock Incentive Plan, the Company's Restated and Amended 1992 Outside Directors Stock Option Plan, the Company's Restated and Amended 1993 Outside Directors Stock Option Plan, the Company's 1996 Stock Option Plan and the American Recreation Company Holdings, Inc. Stock Option Plan (collectively, the "Company Benefit Plan Stock Options"), (B) options to purchase not in excess of 27,500 shares of Company Common Stock granted to certain representatives of the Company (the "Company Representative Stock Options"), (C) an option to purchase 600,000 shares of Company Common Stock granted to Brunswick Corporation (the "Brunswick Stock Option") and (D) options to purchase not in excess of 26,900 shares of Company Common Stock granted in connection with certain acquisitions made by the Company or its Subsidiaries (the "Company Acquisition Stock Options"), (iii) awards of shares of restricted Company Common Stock covering not in excess of 24,787 shares of Company Common Stock (the "Company Restricted Stock Awards"), (iv) awards of phantom stock units covering not in excess of 112,060 units and awards of phantom stock units that may be made in satisfaction of the obligations of the Company pursuant to a certain employment agreement (the "Company Phantom Stock Unit Awards") and (v) 1,595,450 shares of Company Common Stock that may become deliverable upon conversion of the Company's 4 1/4% Convertible Subordinated Debentures due 2000 (the "Debentures"), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued, delivered or sold, additional shares of capital stock or phantom stock units of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Item
3.3 of the Company Letter lists the holders of Options outstanding at the close of business on February 6, 1998, the number of shares of Company Common Stock subject to each such Option, the first date such Option became or will become exercisable and the exercise price applicable to such Option. All of the shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights. There are not as of the date hereof and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which any of them is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by the stockholders of the Company with respect to the Merger and the transactions contemplated by this Agreement.

  Except as set forth in the Company SEC Documents or Item 3.3 of the Company Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's Subsidiaries.

  SECTION 3.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to approval by the Company's stockholders of the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval by the Company's stockholders of this Agreement and the Merger. The Special Committee, at a meeting duly called and held, has by the unanimous vote of all of its members approved this Agreement and determined that it is advisable and in the best interests of the Company to enter into the Merger. The Board of Directors, at a meeting duly called and held, pursuant to the recommendation of the Special Committee, by the vote of all directors present and voting (i) approved this Agreement and determined that it is advisable and in the best interests of the Company to enter into the Merger and (ii) resolved to recommend that the holders of shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereunder, including the Merger. The Board of Directors of the Company, by a vote of at least two-thirds of the incumbent directors, has approved the Merger for purposes of ARTICLE ELEVENTH of the Company's Certificate of Incorporation. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Newco) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

  SECTION 3.5 Consent and Approvals; No Violations. Except as set forth in
Item 3.5 of the Company Letter, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, redemption or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) any provision of the Certificate of Incorporation, By-Laws or comparable organization documents of the Company or any of the Subsidiaries of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable at will or upon 90 days' or less notice by the terminating party), instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iii) assuming all the consents, filings and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than in the case of clause (ii) or
(iii), any such violations, defaults, rights, losses or liens, that, individually or in the aggregate, are not material. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state) or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals") or state securities or "blue sky" laws, (v) such filings as may be required in connection with the taxes described in
Section 6.5, (vi) in connection, or in compliance, with the provisions of the Competition Act (Canada) (the "Competition Act") and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets.

  SECTION 3.6 SEC Documents and Other Reports. Except as set forth in Item 3.6 of the Company Letter, the Company has timely filed all required documents with the Securities and Exchange Commission (the "SEC") since April 10, 1992 (the "Company SEC Documents"). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and during any period of effectiveness, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

  SECTION 3.7 Absence of Material Adverse Change. Except as disclosed in Items
3.7 or 3.12(b) of the Company Letter or in the Company SEC Documents, between June 28, 1997 and the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse Change with respect to the Company or any of its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuances or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its Subsidiaries to any officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of June 28, 1997, (y) any change to the Company's or any of its Subsidiaries' severance or termination plans, agreements or arrangements with any of their employees, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of June 28, 1997, or (z) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any employee or executive officer, except for agreements entered into in the ordinary course of business, consistent with past practice, with employees who are not executive officers of the Company, none of which agreements, individually or in the aggregate, are or would be reasonably likely to be material to the Company, (v) any material damage, destruction or loss, whether or not covered by insurance, (vi) any revaluation by the Company of any of its material assets, (vii) any material change in accounting methods, principles or practices by the Company, or (viii) any amendments or changes in the Certificate of Incorporation or By-Laws of the Company.

  SECTION 3.8 Information Supplied in Proxy Statement. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the proxy statement, or in any amendments or supplements thereto (the "Proxy Statement"), to be sent to the stockholders of the Company in connection with the meeting of stockholders of the Company to consider the Merger (the "Stockholders Meeting"), or, if required under the Exchange Act, in the Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") filed under the Exchange Act with the Proxy Statement, will at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, (i) be false or misleading with respect to any material fact, in light of the circumstances under which made, or (ii) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by the Company in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by Newco or any of its respective representatives specifically for inclusion or incorporation by reference therein. The Proxy Statement and, if required, the Schedule 13E-3, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by Newco or any of its respective representatives specifically for inclusion or incorporation by reference therein.

  SECTION 3.9 Compliance with Laws; Permits. The Company and its Subsidiaries are not and the businesses of the Company and its Subsidiaries are not being conducted in material violation of any law, ordinance or regulation, order, judgment or decree of any Governmental Entity. The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Government Entities necessary for the lawful conduct of their respective businesses.

  SECTION 3.10 Tax Matters. Except as set forth in Item 3.10 of the Company
Letter:

  (a) All Tax Returns required to be filed by or with respect to the Company, each of its Subsidiaries, and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member (together, the "Company, Subsidiaries and/or Groups"), for which there could be material liabilities, interest or penalties, have been duly and timely filed (taking into account all valid extensions of filing dates), and all such Tax Returns are true, correct and complete in all material respects. Each of the Company, Subsidiaries and/or Groups has duly and timely paid (or there has been paid on its behalf) all material Taxes that are due. Except as set forth in Item 3.10(a) of the Company Letter, none of the Company, Subsidiaries and/or Groups currently is the beneficiary of any extensions of time within which to file any Tax Return. With respect to any period for which Taxes are not yet due with respect to the Company, Subsidiaries and/or Groups, each of the Company, Subsidiaries and/or Groups has made due and sufficient current accruals for such Taxes in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents. The Company and each of its Subsidiaries have withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party and such amounts have been reserved against and entered on the books of the Company and its Subsidiaries.

  (b) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Company, Subsidiaries and/or Groups for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending in writing with regard to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to any of the Company, Subsidiaries and/or Groups. All deficiencies of Taxes assessed by any applicable taxing authority have been paid, fully settled or adequately provided for in the financial statements contained in the Company SEC Documents. Neither the Company nor any Subsidiary of the Company has received written notice that any assessment of Taxes is proposed against any of the Company or any of its Subsidiaries or any of their assets.

  (c) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets.

  (d) None of the Company, Subsidiaries and/or Groups has executed or entered into with the Internal Revenue Service ("IRS"), or any taxing authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, the Company or any of its Subsidiaries for any taxable period ending after the Closing Date.

  (e) There are no requests for rulings from any taxing authority for information with respect to Taxes of the Company or any of its Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or any of its Subsidiaries have been proposed in written form.

  (f) None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code (S)897(c)(2) during the applicable period specified in Code (S)897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax, within the meaning of Code (S)6662. None of the Company, Subsidiaries and/or Groups (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than any of the Company, Subsidiaries and/or Groups) under Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

  SECTION 3.11 Liabilities. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, none of which individually or in the aggregate would have a Material Adverse Effect on the Company or any of its Subsidiaries, (b) for expenses incurred in connection with this Agreement, (c) for liabilities set forth on the most recent balance sheet (including any notes thereto) included in the Company's financial statements included in the Company SEC Documents filed with the SEC since June 28, 1997, or (d) as set forth in Item 3.11 of the Company Letter, from June 28, 1997 until the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise.

  SECTION 3.12 Benefit Plans; Employees and Employment Practices. (a) Item 3.12(a) of the Company Letter contains a list of (i) each "employee pension benefit plan" (as defined in Section 3(2) ERISA) maintained, sponsored or contributed to by the Company or any of its U.S. or foreign Subsidiaries for the benefit of current or former employees, officers or directors of the Company and any such Subsidiaries and (ii) each "employee welfare pension benefit plan" (as defined in Section 3(1) of ERISA) maintained, sponsored or contributed to by the Company or any of its U.S. or foreign Subsidiaries for the benefit of current or former employees, officers or directors of the Company and any such Subsidiaries. The Company has made available to Newco true, complete and correct copies of (i) each Benefit Plan together with all amendments (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent actuarial report with respect to each Benefit Plan, as applicable, (iv) the most recent summary plan description or other summary (and a summary of material modifications, if applicable) for each Benefit Plan (if such summary is required or available),
(v) each trust agreement and group annuity contract relating to any Benefit Plan, and (vi) copies of any notices, letters or other correspondence from the IRS or the Department of Labor relating to a Benefit Plan.

  (b) Except as disclosed in the Company SEC Documents or Item 3.12(b) of the Company Letter, since the date of the most recent audited financial statements included in the Company SEC Documents, there has not been any adoption or amendment in any material respect (including any increase or improvements in benefits or coverage), whether or not in writing, by the Company or any of its Subsidiaries of any collective bargaining agreement or any Benefit Plan providing benefits to any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries. Except as disclosed in Item 3.12(b) of the Company Letter or in the Company SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements between the Company or any of its Subsidiaries and any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries.

  (c) Except as disclosed in Item 3.12(c) of the Company Letter, all Pension Plans which are intended to be tax-qualified are so tax-qualified and have received determination letters in respect of such Pension Plans from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and, to the knowledge of the Company, there is no reason why any such Pension Plan is not currently so qualified.

  (d) Except as disclosed in Item 3.12(d) of the Company Letter, each Benefit Plan has been administered in all material respects in conformity with its terms and the applicable requirements of ERISA and the Code and other applicable laws and all contributions required to be made have been made in accordance with the provisions of each such Benefit Plan and with ERISA, the Code, applicable collective bargaining agreements and other applicable laws.

  (e) None of the Company or any of its Subsidiaries, or any other person or entity that, together with the Company, is treated as a single employer under
Section 414 of the Code or Section 4001 (b)(1) of ERISA (an "ERISA Affiliate"), currently maintains or has, since becoming affiliated with the Company, maintained any Pension Plan subject to Title IV or ERISA, including any "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), or has incurred any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation (other than contributions and premiums in the ordinary course) that has not been fully paid as of the date hereof which would be reasonably expected to have a Material Adverse Effect on the Company and, to the knowledge of the Company, no ERISA Affiliate has, prior to becoming affiliated with the Company, maintained any such Pension Plan or incurred any such liability. To the Company's knowledge, none of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or, to the knowledge of the Company, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary responsibility that could reasonably be expected to subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to any material tax on prohibited transactions imposed by Section 4975 of the Code or to any material liability under Section 502(i) or (1) of ERISA, where the liability that would be reasonably expected to occur would have a Material Adverse Effect on the Company. With respect to any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA to which the Company has ever contributed or been obligated to contribute or to which an ERISA Affiliate has, since becoming affiliated with the Company, contributed or been obligated to contribute, no event has occurred that could give rise to a liability on the part of the Company or any Subsidiary under Part 1 of Subtitle E of Title IV of ERISA and, to the Company's knowledge, with respect to any such plan to which an ERISA Affiliate has, prior to becoming affiliated with the Company, contributed or been obligated to contribute, no event has occurred that could give rise to such a liability.

  (f) There is no pending dispute, arbitration, claim, suit or grievance involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan), and to the knowledge of the Company, there is no basis for any such claim, that would reasonably be expected to have a Material Adverse Effect on the Company.

  (g) Except as disclosed in Item 3.12(g) of the Company Letter, there are no controversies, strikes, work stoppages or disputes pending between the Company or any of its Subsidiaries and any current or former employees, and, to the Company's knowledge, no organizational effort by any labor union or other collective bargaining unit currently is under way with respect to any employee, which would reasonably be expected to have a Material Adverse Effect on the Company. A true, complete and correct copy of any applicable collective bargaining agreement has been made available to Newco, and the Company and its Subsidiaries are in compliance in all material respects with the terms thereof.

  (h) Except as disclosed in Item 3.12(h) of the Company Letter, and other than as required under Section 601 et seq. of ERISA, no Benefit Plan that is a welfare plan provides benefits or coverage following retirement or other termination of employment. Nothing has occurred with respect to any Benefit Plan described in Section 4980B of the Code that could subject the Company or any Subsidiary to a material tax under Section 4980B of the Code. Neither the Company nor its Subsidiaries maintains or contributes to a welfare benefit trust or fund that constitutes or is associated with a Benefit Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code.

  (i) Except as disclosed in Item 3.12(i) of the Company Letter, no provision of any Benefit Plan, other than any such plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, would result in any limitation on the ability of the Company, any Subsidiary or the Investors to amend or terminate the plan.

  SECTION 3.13 Litigation. Except as disclosed in Item 3.13 of the Company Letter or in the Company SEC Documents, as of the date hereof there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries or against any properties or rights of the Company and its Subsidiaries or
(ii) which would impair the ability of the Company to perform its obligations under this Agreement or result in a third party delaying the consummation of the Merger or which seeks to enjoin or obtain damages in respect of the transactions contemplated by this Agreement. Except as disclosed in Item 3.13 of the Company Letter or in the Company SEC Documents, as of the date hereof neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree of any court or Governmental Entity which would impair the ability of the Company to perform its obligations under this Agreement or result in a third party delaying the consummation of the Merger or which enjoins or imposes damages in respect of the transactions contemplated by this Agreement.

  SECTION 3.14 Environmental Matters. Except as set forth in Item 3.14 of the Company Letter:

  (a) The operations of the Company and its Subsidiaries have been and, as of the Effective Time, will be, in compliance in all respects with all Environmental Laws except for any such noncompliance which would not result in a Material Adverse Effect on the Company;

  (b) The Company and its Subsidiaries have obtained and will, as of the Effective Time, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not materially impair the ability of the Company and its Subsidiaries to continue operations;

  (c) The Company and its Subsidiaries are not subject to any outstanding written orders from, or written agreements with, any Governmental Entity respecting (A) violations or liability pursuant to Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material, except for any agreements which would not result in a Material Adverse Effect;

  (d) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability is outstanding, except for any such violation or liability which would not result in a Material Adverse Effect on the Company;

  (e) Neither the Company nor any of its Subsidiaries has any liability or contingent liability in connection with the Release of any Hazardous Material into the environment (whether on-site or off-site) which would result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities that would result in a Material Adverse Effect;

  (f) The Company or its Subsidiaries do not engage in the transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under permit requirements set forth in 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

  (g) Except as would not have a Material Adverse Effect on the Company, there is not now nor has there been in the past, on or in any property of the Company or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments containing Hazardous Materials, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls in regulated quantities; and

  (h) No judicial or administrative proceedings are pending and, to the knowledge of the Company, no governmental investigations are pending and no such proceedings or investigations are threatened against the

Company or any of its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law or as the result of the Release or alleged Release of a Hazardous Material.

  SECTION 3.15 State Takeover Statutes; Charter Provisions; Rights
Agreement. The action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to the Merger and this Agreement the provisions of (i) Section 203 of the DGCL, (ii) Article ELEVENTH of the Company's Certificate of Incorporation and (iii) Article 14 of the Indenture dated as of November 15, 1993 between the Company and Harris Trust and Savings Bank, Trustee (the "Indenture"), including without limitation the approval of, election or appointment of representatives of Newco to the Board of Directors of the Surviving Corporation. The Company has made available to Newco a complete and correct copy of the Rights Agreement, including all current amendments and exhibits thereto. The Board of Directors of the Company has taken all action necessary to amend the Rights Agreement to provide that: (i) a Distribution Date (as defined in the Rights Agreement) shall not occur, the Rights shall not separate (to the extent the Rights Agreement otherwise provides for such separation) or become exercisable and Newco shall not become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution or delivery of this Agreement by the Company, the public announcement of such execution and delivery or the performance or agreement by the Company to effect the Merger in accordance with the terms of this Agreement or perform any of its obligations under this Agreement and (ii) the Rights shall cease to be exercisable at or after the Effective Time in accordance with the terms thereof and the terms and conditions hereof. The Company has provided Newco with a copy of such amendment to the Rights Agreement executed by the Company and the Rights Agent.

  SECTION 3.16 Brokers. No broker, investment banker, financial advisor or other person, other than NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery"), the fees and expenses of which will be paid by the Company (and are reflected in an agreement between NationsBanc Montgomery and the Company, a complete copy of which has been furnished to Newco), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  SECTION 3.17 Title to Assets. Except as set forth in Item 3.17 of the Company Letter, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all Liens, charges and encumbrances, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Material Adverse Effect; and, all leases pursuant to which the Company or any of its Subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect.

  SECTION 3.18 Intellectual Property. The Company or its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property material to the operation of the businesses of the Company and its Subsidiaries as currently conducted. To the Company's knowledge, no third party has asserted any challenge to the validity of any of the patents and trademark registrations included in the Intellectual Property that are material to the operation of the businesses of the Company or the Subsidiaries as currently conducted. Except as disclosed on Item 3.18 of the Company Letter, to the Company's knowledge, the Company has received no notice, threat or claim from any third party, nor to the Company's knowledge has any suit been filed by any third party, asserting that the operation of the businesses of the Company or its Subsidiaries as currently conducted infringes the Intellectual Property rights of any third party, nor, to the knowledge of the Company, does any basis exist for such a notice, threat, claim or suit. Except as disclosed on Item 3.18 of the Company Letter, to the Company's knowledge, no third party has infringed or is believed by the Company to be currently infringing any material Intellectual Property rights of the Company or its Subsidiaries. Except as disclosed on Item 3.18 of the Company Letter, neither the Company nor its Subsidiaries has licensed any material

Intellectual Property of the Company or its Subsidiaries to any third party and, to the knowledge of the Company, no third party has any right to use any such Intellectual Property.

  SECTION 3.19 Opinion of Financial Adviser. The Company has received the opinion (the "Fairness Opinion") of NationsBanc Montgomery to the effect that, as of the date thereof, the cash consideration to be received by the holders of Company Common Stock and the Merger are fair from a financial point of view to such holders. As of the date of this Agreement, the Company has been authorized by NationsBanc Montgomery to include the Fairness Opinion in the Proxy Statement. The Fairness Opinion has not been withdrawn or modified (it being understood that the Company shall be under no obligation to furnish an update of the Fairness Opinion dated as of the Effective Time). True and complete copies of all agreements between the Company or any of its affiliates and NationsBanc Montgomery relating to the transactions contemplated by this Agreement have previously been provided to the Investors.

  SECTION 3.20 Insurance. Except as set forth in Section 3.20 of the Company Letter, all material fire and casualty, general liability, business interruption, product liability, professional liability, director and officer liability and sprinkler and water damage insurance policies (the "Policies") maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards. Except as set forth in the Company SEC Documents or in Item 3.20 of the Company Letter, the Company and its Subsidiaries have continuously maintained Policies with reputable insurance carriers which have provided full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective property and assets.

  SECTION 3.21 Interested Party Transactions. Except as set forth in Item 3.21 of the Company Letter or in the Company SEC Documents or as expressly contemplated by this Agreement, since the date of the Company's proxy statement dated October 17, 1997, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  SECTION 3.22 Restrictions on Business Activities. Except for this Agreement or as set forth in Item 3.22 of the Company Letter or in the Company SEC Documents, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not have a Material Adverse Effect.

  SECTION 3.23 Labor Matters. Except to the extent as set forth in Item 3.23 of the Company Letter or in the Company SEC Documents:

  (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the knowledge of the Company, there have been no organizing activities involving the Company or any of its Subsidiaries with respect to any group of employees of the Company or any of its Subsidiaries.

  (b) As of the date hereof, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

  (c) As of the date hereof, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed, with any Governmental Entity or arbitrator(s) based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

  SECTION 3.24 Customers. Except as set forth in Item 3.24 of the Company Letter, as of the date hereof, none of the top 5 customers (by annual dollar volume in fiscal 1997) of the Company or any of its Subsidiaries has terminated or significantly reduced, or notified the Company or any of its Subsidiaries of its intention to or, to the knowledge of the Company, intends to terminate or significantly reduce its relationship with the Company or any of its Subsidiaries.

  SECTION 3.25 Consents. Item 3.25 of the Company Letter sets forth a true, correct and complete list of any person whose consent or approval is required, or to whom notice is required to be sent, and the matter, agreement or contract to which such consent, approval or notice relates, in connection with the Merger and the transactions contemplated by this Agreement, except for any consents or notices which do not relate to any material contract, agreement or instrument to which the Company or any of its Subsidiaries is bound.

  SECTION 3.26 Change in Control Payments. Except as contemplated by this Agreement or as disclosed in Item 3.12(b) or Item 3.26 of the Company Letter or in the Company SEC Documents, neither the Company nor any of its Subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company or any of its Subsidiaries.

  SECTION 3.27 Contractual Obligations. Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, deed, mortgage, lease, license, indenture, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, including without limitation, any document or instrument evidencing or otherwise relating to any indebtedness, stock redemption or purchase agreements, financing agreements, distribution agreements or royalty agreements, in each case, which is required to be filed as an exhibit to the Company's SEC Documents which has not been so filed.

  SECTION 3.28 Disclosure. The representations and warranties contained in this Article III (including the Company Letter and any other schedules and exhibits required to be delivered pursuant to this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Article III not misleading.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF NEWCO

  Newco represents and warrants to the Company as follows:

  SECTION 4.1 Organization. Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Newco is not in violation of any provision of its Certificate of Incorporation.

  SECTION 4.2 Authority. Newco has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by Newco and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Newco enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

  SECTION 4.3 Consents and Approvals; No Violations. The execution and delivery by Newco of this Agreement does not, and the consummation by Newco of the transactions contemplated hereby and compliance by Newco with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse or time, or both) under, or give rise to a right of termination, cancellation, redemption or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco under, (i) any provision of the Certificate of Incorporation, By-Laws or comparable organization documents of Newco, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable at will or upon 90 days' or less notice by the terminating party), instrument, permit, concession, franchise or license applicable to Newco or (iii) assuming all the consents, filing and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, stature, law, ordinance, rule or regulation applicable to Newco or any of its respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or Liens, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Newco or prevent or result in a third party materially delaying the consummation of the Merger. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Newco in connection with the execution and delivery of this Agreement by Newco or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Newco is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (iv) such filing, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals or state securities or "blue sky" laws, (v) such filings as may be required in connection with the taxes described in Section 6.5, (vi) in connection, or in compliance, with the provisions of the Competition Act and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which it conducts any business or owns any property.

  SECTION 4.4 Information Supplied in Proxy Statement. None of the information supplied or to be supplied by Newco specifically for inclusion or incorporation by reference in the Proxy Statement or, if required, the
Schedule 13E-3, will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, (i) be false or misleading with respect to any material fact, in light of the circumstances which made, or (ii) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by Newco in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein. The Proxy Statement and, if required, the Schedule 13E-3, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Newco in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

  SECTION 4.5 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  SECTION 4.6 Brokers. No third party broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco.

  SECTION 4.7 Financing. Newco has financing commitments described in the commitment letter from Societe Generale Investment Banking dated February 12, 1998 (the "Commitment Letter") to provide funds in an amount adequate to pay the Merger Consideration. Assuming that the financing contemplated by the Commitment Letter is consummated in accordance with the terms thereof, the funds to be borrowed and/or provided thereunder, together with Newco's available cash, will provide sufficient funds to pay the Merger Consideration. As of the date of this Agreement, Newco is not aware of any facts or circumstances that create a reasonable basis for Newco to believe that Newco will not be able to obtain financing in accordance with the terms of the Commitment Letter.

  SECTION 4.8 Disclosure. The representations and warranties contained in this
Article IV do not contain any untrue statement of a material fact or omit to state any material fact in order to make the statements and information contained in this Article IV not misleading.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  SECTION 5.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Effective Time the Company shall, and shall cause each of its Subsidiaries to, in all material respects, except as contemplated by this Agreement, carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its present relationships with customers, suppliers and others having significant business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or Item 5.1 of the Company Letter, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Newco (which consent shall not be unreasonably withheld or delayed):

  (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than the payment by a Subsidiary of a dividend or distribution to the Company or another wholly-owned Subsidiary), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

  (b) except as set forth in Item 3.12(b) of the Company Letter and except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of this Agreement (including, without limitation, the Options) or upon conversion of Debentures, issue, deliver, sell, pledge, dispose of or accelerate vesting, exercise or conversion of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities (other than pursuant to the Rights Agreement and other than issuances by a wholly-owned Subsidiary of the Company of its capital stock to the Company);

  (c) amend its Certificate of Incorporation or By-Laws or other similar organizational documents, other than as contemplated by Section 6.9;

  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions or purchases of assets to the extent permitted by Section 5.1(m) or the purchase of supplies, raw materials or inventory of finished goods in the ordinary course of business;

  (e) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its tangible or intangible assets, other than sales of inventory in the ordinary course of business or which involve assets which in the aggregate are not in excess of $1,000,000;

  (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or any Subsidiary of the Company;

  (g) except as set forth in Item 3.2 of the Company Letter, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

  (h) except as disclosed in Item 3.12(b) of the Company Letter, increase the compensation payable or to become payable to its directors, officers, employees, consultants or independent contractors, except for increases required under agreements existing on the date hereof, and increases for officers and employees in the ordinary course of business consistent with past practice; or grant any severance or termination pay to, or enter into any employment or severance or consulting agreement with, or establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or independent contractor or employee, except, in each case, as may be required by the terms of any such plan, agreement, trust, fund, policy or arrangement or to comply with applicable law or regulation;

  (i) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

  (j) settle or compromise any suit, proceeding or claim or threatened suit, proceeding or claim for an amount that is more than $250,000 in the case of any individual suit, proceeding or claim or $1,000,000 for all suits, proceedings or claims;

  (k) redeem the Rights or, other than as contemplated by Section 3.15 or
Section 5.2, amend the Rights Agreement or take action to declare Newco to be an Adverse Person (as defined in the Rights Agreement);

  (l) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

  (m) make or agree to make any new capital expenditure not expressly contemplated by the current management plan (a copy of which has been furnished to Newco) that exceeds $100,000;

  (n) except to the extent permitted by Section 5.1(j), pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (1) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (2) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof;

  (o) enter into, modify or amend in any respect, other than immaterial modifications or amendments of which the Company shall give Newco prior written notice, or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party, or waive, release or assign any material rights or claims, in each case, in any manner adverse to the Company or any of its Subsidiaries; or

  (p) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  SECTION 5.2 No Solicitation. (a) The Company shall, and shall direct its affiliates, officers, directors, employees, representatives and agents to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize any of its affiliates, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries, or permit any of the foregoing, other than affiliates who are not controlled by the Company to, directly or indirectly,
(i) solicit or initiate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in or enter into any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to adoption of this Agreement by the Company's stockholders at the Stockholders Meeting, the Board of Directors of the Company receives a Takeover Proposal and determines in good faith, after consultation with outside counsel, that it would be required in order to fulfill its fiduciary responsibilities to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal, and subject to providing prior notice to Newco as contemplated below, (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in substantially the same form as the confidentiality agreement entered into between the Company and Newco and (y) participate in or enter into discussions, investigations and/or negotiations regarding such Takeover Proposal.

  From and after the date hereof, the Company shall promptly notify Newco after receipt of any Takeover Proposal, or any modification of or amendment to any Takeover Proposal, or any request for any nonpublic information relating to the Company or any of its Subsidiaries in connection with a Takeover Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, a Takeover Proposal. Such notice to Newco shall be made in writing, and shall indicate whether the Company is providing or intends to provide the person making the Takeover Proposal with access to information concerning the Company as provided in the preceding sentence; such notice shall also (to the extent required in order to fulfill the fiduciary duties of the Board of Directors to stockholders under applicable law) include the identity of the person or entity engaging in such discussions or negotiations, requesting such information or making such Takeover Proposal, and the material terms and conditions of any Takeover Proposal. The Company shall keep Newco reasonably and timely informed as to all of the relevant details relating to, and all material aspects of any such discussions or negotiations.

  (b) Except as set forth in this Section 5.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Newco, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the Company's stockholders at the Stockholders Meeting, the Board of Directors of the Company or such committee determines in good faith, after consultation with outside counsel, that it would be required in order to fulfill its fiduciary responsibilities to the Company's stockholders under applicable law, the Board of Directors of the Company or such committee may (subject to this and the following sentences) withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a Superior Proposal or terminate this Agreement, but in each case, only at a time that is after the second business day following Newco's receipt of written notice advising Newco that the Board of Directors of the Company or such committee has received a Takeover Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

  (c) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required in order to fulfill its fiduciary duties to the Company's stockholders under applicable law or is otherwise required under applicable law.

  SECTION 5.3 Disclosure to Newco; Delivery of Certain Filings. The Company shall promptly advise Newco orally and in writing if there occurs, to the knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in or will result in a Material Adverse Effect on the Company. The Company shall provide to Newco, and Newco shall provide to the Company, copies of all filings made by the Company or Newco, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

  SECTION 5.4 Employee Benefit Plans. Prior to the Effective Time, the Company and/or any of its Subsidiaries, as necessary, shall amend the Retirement Plan, and any other Benefit Plan providing for a right to receive Company Common Stock, to provide that no participant in such plan will have a right to receive Company Common Stock on or after the Effective Time.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  SECTION 6.1 Stockholder Approval; Preparation of Proxy Statement.

  (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement and, if required under the Exchange Act, the Schedule 13E-3 with the SEC and shall use its reasonable best efforts to have the Proxy Statement and, if required under the Exchange Act, the
Schedule 13E-3, cleared by the SEC as promptly as reasonably practicable. Newco and its counsel shall be given reasonable opportunity to review and comment upon the Proxy Statement prior to the Company's filing the Proxy Statement, or any amendment thereto, with the SEC. Newco and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the provisions of this Section 6.1.

  (b) Prior to the date of approval of the Merger Agreement by the Company's stockholders, each of Newco and the Company shall correct promptly any information provided by it to be used specifically in the Proxy Statement and, if required under the Exchange Act, the Schedule 13E-3, that shall have become false or misleading in any material respect, and, the Company shall take all steps reasonably necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement and, if required under the Exchange Act, the Schedule 13E-3, as so corrected to be disseminated to the stockholders of Company to the extent required by applicable law. Without limiting the generality of the foregoing, the Company shall notify Newco promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3, or for additional information, and shall supply Newco with copies of all written correspondence and details of all oral correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the

Proxy Statement or the Schedule 13E-3. Whenever any event occurs which is required to be described in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company shall, upon learning of such event, promptly notify Newco and the Company and Newco shall cooperate to promptly prepare, file and clear with the SEC and mail to the stockholders of Company such amendment or supplement; provided, however, that, prior to such mailing, (i) the Company and Newco shall consult with each other with respect to such amendment or supplement, (ii) the Company and Newco shall afford each other reasonable opportunity to comment thereon and (iii) each such amendment or supplement shall be reasonably satisfactory to the Company and Newco.

  (c) The Company shall call and, subject to the fiduciary responsibilities required of the Board of Directors of the Company, hold the Stockholders Meeting and provide the Proxy Statement to its stockholders in connection therewith as promptly as reasonably practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of this Agreement. The Company shall, subject to its right to withdraw or modify its approval or recommendation of the Merger and this Agreement, to approve or recommend a Superior Proposal or to terminate this Agreement, in each case as set forth in Section 5.2(b), (i) recommend approval of the transactions contemplated by this Agreement by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) use all reasonable efforts to solicit from stockholders of the Company proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

  SECTION 6.2 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford to Newco and to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of Newco reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments, documents and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Newco (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Newco may reasonably request; provided that the Company shall not be required to furnish to Newco any information which is subject to an attorney-client privilege or which constitutes attorney work product. All information obtained by or on behalf of Newco pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement dated October 8, 1997 between Coral Reef Capital L.L.C. and the Company.

  SECTION 6.3 Fees and Expenses.

  (a) Except as provided below in this Section 6.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  (b) The Company shall pay, or cause to be paid, in same day funds to Newco
(x) $500,000 for reimbursement of Newco's expenses (the "Expense
Reimbursement") and (y) $2,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

    (i) if the Company terminates this Agreement under Section 8.1(b)(i), the Company shall pay Newco the Expense Reimbursement within three business days of such termination;

    (ii) if the Company terminates this Agreement under Section 8.1(c)(ii) or Newco terminates this Agreement under Section 8.1(f)(ii) or Section 8.1(f)(iii), the Company shall pay Newco the Expense Reimbursement and the Termination Fee within three business days of such termination; and

    (iii) if the Company terminates this Agreement under Section 8.1(c)(i) or Newco terminates this Agreement under Section 8.1(e) or Section 8.1(f)(i), the Company shall pay Newco the Expense Reimbursement within three business days of such termination; provided, however, that if between the date hereof and such termination date a Takeover Proposal shall have been made (other than a proposal made by Newco or the Investors) and if, concurrently with such termination or within twelve months thereafter, the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, the Company shall pay Newco the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal.

  (c) Any amounts due and payable under this Section 6.3 that are not paid when due shall bear interest at the prime rate as announced from time to time by BankBoston, N.A. plus 1% from the date due through the date of final payment of such amounts.

  (d) Notwithstanding anything contained in this Agreement to the contrary, the sole and exclusive remedy for any and all liabilities, demands, claims, actions, judgments or causes of action (either at law or in equity), assessments, losses, fines, penalties, costs, damages and expenses (collectively, "Claims"), sustained or incurred by Newco or the Investors resulting from this Agreement or the transactions contemplated hereby shall be limited to an aggregate amount of $3,000,000 (which amount shall include any required payments of the Termination Fee and Expense Reimbursement). Notwithstanding anything contained in this Agreement to the contrary, the Company's sole and exclusive remedy for any and all Claims resulting from this Agreement or the transactions contemplated hereby shall be against Newco and, provided that the Stock Subscription Agreements dated of even date herewith between Newco and each of the Investors shall remain in full force and effect, in no event shall the Company seek any relief or pursue any Claim against the directors, officers, shareholders or partners of either Newco or the Investors. Nothing contained in this Section 6.3(d) shall be construed to limit any obligation of Newco or the Surviving Corporation hereunder in the event the Merger is consummated.

  SECTION 6.4 Public Announcement. Newco and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

  SECTION 6.5 Real Estate Transfer Tax. Newco and the Company agree that the Surviving Corporation (without any liability to any of the Company's stockholders) will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by the Surviving Corporation in its sole discretion. To the extent permitted by law, the Company's stockholders shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.5 in the preparation of any return with respect to the Transfer Taxes.

  SECTION 6.6 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Newco and the Company and their respective Boards of Directors shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

  SECTION 6.7 Indemnification; Directors and Officers Insurance.

  (a) All rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries), as provided in the Certificate of Incorporation of the Company, the By-Laws of the Company or any indemnification agreement, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Company or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 6.7; provided further that any determination required to be made with respect to an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Certificate of Incorporation of the Company, the By-Laws of the Company or any such agreement, as the case may be, shall be made by independent legal counsel selected by the Company and reasonably acceptable to the Indemnified Person; and provided further that nothing in this Section 6.7 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Newco shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

  (b) Prior to the Effective Time, the Company shall have the right to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of not less than six years after the Effective Time and providing coverage in amounts and on terms consistent with the Company's existing D&O Insurance. In the event the Company is unable to obtain such insurance, Newco shall cause the Surviving Corporation to maintain the Company's D&O Insurance for a period of not less than six years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is canceled during such period, Newco or the Surviving Corporation shall use their best efforts to obtain substantially similar D&O Insurance; and provided further that the Company shall not, without Newco's consent, expend an amount in excess of 250% of the last annual premium paid prior to the date hereof to procure the above described "tail" coverage and neither Newco nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, in lieu of a tail policy, an amount in excess of 200% of the last annual premium paid prior to the date hereof. The last annual premium paid by the Company was $123,100.

  (c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

  SECTION 6.8 Notification of Certain Matters. Newco shall give prompt notice to the Company, and the Company shall give prompt notice to Newco, of: (i) the occurrence, or non-occurrence, in each case, to the knowledge of the Company or Newco, as the case may be, of any event the occurrence, or non-occurrence, of which results in the executive officers of the Company or Newco, as the case may be, having a good faith belief that such change or event would be reasonably likely to cause (x) any representation or warranty of such entity contained in this Agreement that is not qualified as to materiality to be untrue or inaccurate in any material respect, (y) any representation or warranty of such entity contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect, or (z) any covenant, condition or agreement of such entity contained in this Agreement not to be complied with or satisfied in all material respects; and (ii) the executive officers of the Company or Newco, as the case may be, believing in good faith that the Company or Newco, as the case may be, has, to the knowledge of the Company or Newco, as the case may be, failed to comply with in all material respects or satisfy in all material respects any covenant, condition or agreement of such entity to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  SECTION 6.9 Recapitalization. Each of the Company and Newco agrees to use its reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company and Newco agrees that it shall take no action that would cause such accounting treatment not to be obtained in the event the Merger is consummated. Each of the Company and Newco agrees to take all steps reasonable and necessary to effect the Recapitalization.

  SECTION 6.10 Reasonable Efforts. Subject to fiduciary responsibilities, each of the Company and Newco agrees to use reasonable efforts to cause the consummation of the Merger to occur as soon as practicable in accordance with the terms hereof. Without limiting the foregoing, (a) each of the Company and Newco agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company and Newco shall, and shall cause its Subsidiaries to, use reasonable efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, or notice to be sent to, any Governmental Entity or other public or private third party required to be obtained, made or sent by Newco, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by Newco, the Company or any of its respective Subsidiaries to consummate the Merger or the other transactions contemplated in this Agreement, the Company shall not, without Newco's prior written consent, commit to any divestiture of assets or businesses of the Company and its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of the Company and its Subsidiaries taken as a whole; and Newco shall not be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of the Company or that would have a Material Adverse Effect on Newco.

  SECTION 6.11 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Merger or this Agreement without the prior written consent of Newco, which consent shall not be unreasonably withheld.

  SECTION 6.12 Employee Benefits.

  (a) Each employee of the Company or its Subsidiaries at the Effective Time (including each employee who is on vacation, temporary layoff, approved leave of absence, sick leave or short- or long-term disability) shall remain an employee of the Company or a Subsidiary of the Company, as the case may be, immediately following such time at the same compensation and wages as in effect immediately preceding such time. Until the first anniversary of the Effective Time, the Surviving Corporation shall maintain or cause to be maintained, wages, compensation levels and such benefits provided under the Benefit Plans for the benefit of employees and former employees of the Company or its Subsidiaries which are not less favorable than those wages, compensation levels and other benefits provided under the Benefit Plans that are in effect as of the date hereof; provided, however, that the Surviving Corporation shall not have any obligation to provide benefits based on equity securities of the Company or any equivalent thereof. Each employee of the Company or its Subsidiaries shall be credited with the unused vacation and sick leave credited to such employee through the Effective Time under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and the Surviving Corporation shall permit or cause its Subsidiaries to permit such employees to use such vacation and sick leave. For all purposes under each employee benefit plan maintained by the Surviving Corporation which employees and former employees of the Company become eligible to participate in after the Effective Time, all persons previously employed by the Company and its Subsidiaries and then employed by the Surviving Corporation shall be credited with their years of service to the extent such service is taken into account under the most closely corresponding Benefit Plan provided, however, any such service need not be taken into account in determining accrual under a defined benefit pension plan established after the Effective Time.

  (b) Employment of any of the employees by the Surviving Corporation will be "at will" and may be terminated by the Surviving Corporation at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment). Except as otherwise provided in Sections
6.13 through 6.17, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract.

  SECTION 6.13 Severance Policy and Other Agreements.

  (a) For a period of not less than twelve months from the Effective Time, Newco shall and shall cause the Surviving Corporation to maintain (or shall cause to be maintained) the Company's standard severance practice as in effect as of the date hereof (which severance practice is described in Item 6.13 of the Company Letter).

  (b) Newco shall and shall cause the Surviving Corporation to honor or cause to be honored all employment agreements, bonus agreements, severance agreements and non-competition agreements with the Company's directors, officers and employees (it being understood that nothing herein shall be deemed to mean that the Company shall not be required to honor its obligations under any employment agreement, bonus agreement, severance agreement or non-competition agreement to which it is a party).

  SECTION 6.14 1998 Bonus Plan. Without limitation of Newco's or the Company's obligations under any existing employment agreement, bonus agreement, severance agreement or non-competition agreement, Newco shall maintain, or shall cause the Surviving Corporation to maintain, the Company's 1998 bonus plan (as in effect on the date of this Agreement) through the end of the Company's 1998 fiscal year, with bonuses to be paid to each employee equal to the bonus such employee would have earned under the Company's 1998 bonus plan if the transactions contemplated by this Agreement had not occurred, in all events on a basis consistent with past practice.

  SECTION 6.15 Welfare Plans. Newco shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its Subsidiaries under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the employees of the Company or its Subsidiaries immediately prior to the Effective Time, and
(ii) provide each employee of the Company or its Subsidiaries with credit for any co-payments and deductibles paid by such employee for the applicable plan year prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employee is eligible to participate in after the Effective Time.

  SECTION 6.16 Retirement Plan. For a period of not less than twelve months from the Effective Time, Newco shall (i) maintain, or cause to be maintained, the Bell Sports Corp. Employees' Retirement and 401(k) Plan (the "Retirement Plan") and (ii) contribute, or cause to be contributed, to the Retirement Plan, on behalf of each participant therein, matching contributions in amounts determined in accordance with the terms of the Retirement Plan as in effect as of the date hereof, such contributions to be made on at least a bi-weekly basis.

  SECTION 6.17 Certain Tax Matters.

  (a) Until the Effective Time, the Company and its Subsidiaries agree (A) to retain all books and records with respect to Tax matters pertinent to the Company, Subsidiaries and/or Groups relating to any taxable period beginning before the Closing Date, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Newco reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Newco so requests, the Company and its Subsidiaries, as the case may be, shall allow Newco to take possession of such books and records.

  (b) Until the Effective Time, the Company further agrees, upon request and at the expense of Newco, to use its reasonable best efforts to obtain any certificate or other documents from any governmental authority or any other person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

  (c) Until the Effective Time, the Company further agrees, upon request, to provide Newco with all information that may be reasonably required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

  SECTION 6.18 Actions Respecting Commitment Letters. (a) The Company agrees to provide reasonable cooperation in connection with the negotiation, execution and delivery of definitive documentation in connection with the Commitment Letter and the transactions contemplated thereunder, or any financings in substitute therefor, including without limitation, (i) causing its Subsidiaries and its and their respective officers and employees to provide reasonable cooperation in connection with such negotiation, execution and delivery, (ii) causing its Subsidiaries and its and their respective officers and employees to host and participate, upon reasonable advance notice, in any informational meetings for investors or "road shows" (iii) causing its Subsidiaries and its and their respective officers and employees to provide such information about the Company and its Subsidiaries as is reasonably necessary to outline, draft, prepare and circulate any offering memoranda, prospectuses, reports, presentations or analyses and to ensure that such information is not false or misleading and (iv) executing and delivering any commitment letters, underwriting or placement agreements, purchase agreements, pledge and security documents, indentures, other definitive financing documents, which documents shall be in form and substance reasonably satisfactory to the Company, or other reasonably requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, as may be reasonably requested by Newco or its lenders. In conjunction with the obtaining of any such financing, the Company agrees, at the request of Newco, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall actually be made until, contemporaneously with or after the Effective Time. Newco shall reimburse, indemnify and hold harmless the Company for any costs, expenses, losses, liabilities, damages, redemption payments, prepayments or other charges incurred by the Company at the request of Newco in connection with the Company's compliance with the provisions of this
Section 6.18.

  (b) Newco agrees to use its reasonable efforts to arrange the financing contemplated by the Commitment Letter, including using its reasonable efforts to satisfy all conditions applicable to Newco in the Commitment Letter and the definitive agreements relating thereto.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) Company Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved and adopted by the requisite vote of the stockholders of the Company under the DGCL;

  (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, writ or other judgment or order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

  (c) Authorizations, Consents. Other than filing the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals of all Governmental Entities and the consents set forth in Item 3.25 of the Company Letter required to be obtained prior to consummation of the Merger shall have been obtained;

  (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated; and

  (e) Recapitalization. The definitive Proxy Statement shall contain a statement to the effect that it is expected that the Merger and the transactions contemplated by this Agreement will be treated as a recapitalization for accounting purposes and the SEC shall not have required that such statement be removed from the definitive Proxy Statement.

  SECTION 7.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

  (a) The representations and warranties of Newco contained in Article IV of this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Effective Time as if made at and as of such time (other than to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by this Agreement;

  (b) Newco shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

  (c) Newco shall deliver to the Company a certificate, dated the Closing Date and signed on behalf of Newco by the President or Chief Executive Officer of Newco certifying as to compliance with Section 7.2(a) and Section 7.2(b); and

  (d) The Company shall have received from Newco copies of the Newco solvency certificates and the third party solvency opinion contemplated by the Commitment Letter.

  SECTION 7.3 Conditions to Obligation of Newco to Effect the Merger. The obligation of Newco to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

  (a) The representations and warranties of the Company contained in Article III of this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Effective Time as if made at and as such time (other than to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by this Agreement;

  (b) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

  (c) Since the date hereof, there shall have been no suit, claim, action, proceeding or investigation filed or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any properties or rights of the Company and its Subsidiaries, which would in the good faith judgment of Newco, after consultation with the Company and its counsel, be reasonably likely (after taking into effect any applicable insurance coverage) to (i) be material to the business, results of operations, condition (financial or otherwise) of the Company, (ii) impair in a material manner the ability of the Company to perform its obligations under this Agreement, (iii) result in a third party materially delaying the consummation of the Merger; or (iv) result in a third party enjoining or obtaining material damages in respect of the transactions contemplated by this Agreement;

  (d) No event, occurrence, fact, condition, change, development or effect shall have occurred or come to exist or been threatened, in each case, since the date hereof that, individually or in the aggregate, has resulted in, or could reasonably be expected to become or result in, a Material Adverse Effect on the Company and its Subsidiaries;

  (e) The Company shall deliver to Newco a certificate, dated the Closing Date and signed on behalf of the Company by the President or Chief Executive Officer of the Company certifying as to compliance with Section 7.1(a),
Section 7.3(a) through Section 7.3(d); and

  (f) Newco and the Company shall have received pursuant to the Commitment Letter sufficient funds to pay the Merger Consideration and otherwise enable Newco to consummate the transactions contemplated hereby and to meet the working capital requirements of the Surviving Corporation.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

  SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

  (a) by mutual written consent duly authorized by the Boards of Directors of Newco and the Company;

  (b) by either Newco or the Company if: (i) the Merger has not been consummated on or prior to July 31, 1998 or such other date, if any, as Newco and the Company shall agree upon in writing (provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party who has been the cause of or resulted in the failure of the Effective Time to occur on or before such date), or (ii) any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Merger or making the Merger illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable.

  (c) by the Company,(i) if holders of at least the requisite number of Shares as required by the DGCL fail to approve and adopt this Agreement and the transactions contemplated hereby at the Stockholders Meeting (including any postponement or adjournment thereof) or (ii) in accordance with Section 5.2(b); provided in the case of clause (ii) that (to the extent required to be paid upon such termination) Company shall have made payment to Newco of the Termination Fee and Expense Reimbursement in accordance with Section 6.3.

  (d) by the Company, upon 15 business days' prior written notice, in the event of a breach of any representation, warranty, covenant or agreement on the part of Newco such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied as of the Effective Time, which breach is not cured prior to the expiration of such 15 business day period (provided that if such breach is not curable, the Company may terminate this Agreement immediately under this Section 8.1(d)); except where the Company is in breach of any representation, warranty, covenant or agreement as provided in Section 8.1(e).

  (e) by Newco, upon 15 business days' prior written notice, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied as of the Effective Time, which breach is not cured prior to the expiration of such 15 business day period (provided that if such breach is not curable, Newco may terminate this Agreement immediately under this Section 8.1(e)); except where Newco is in breach of any representation, warranty, covenant or agreement as provided in Section 8.1(d).

  (f) by Newco, if (i) holders of at least the requisite number of Shares as required by the DGCL fail to approve and adopt this Agreement and the transactions contemplated hereby at the Stockholders Meeting (including any postponement or adjournment thereof); (ii) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Newco or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the shareholders of the Company any Takeover Proposal or resolved to do so; or (iii) a tender offer or exchange offer for outstanding shares of capital stock of the Company then representing 20% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of the Company, within the time periods required by law to state its position thereon, does not recommend that stockholders of the Company not tender their shares into such tender or exchange offer.

  SECTION 8.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Newco as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Newco or the Company or their respective officers or directors, except with respect to Section 6.3, this Section 8.2 and Article IX and the last sentence of Section 6.18; provided, however, that, subject to
Section 6.3(d), nothing herein shall relieve any party of liability for any breach hereof.

  SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or duly authorized by their respective Boards of Directors at any time prior to approval of the Merger by the stockholders at the Stockholders Meeting. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or duly authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE IX

                              GENERAL PROVISIONS

  SECTION 9.1 Non-Survival of Representations and Warranties and
Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that the agreements which expressly by their terms survive the Effective Date and those set forth in Article II, Sections 6.7, 6.12, 6.13, 6.14, 6.15 and 6.16 and Article IX shall survive the Effective Time.

  SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Newco, to:

    c/o Harvard Private Capital Group, Inc.
    600 Atlantic Avenue, 26th Floor
    Boston, Massachusetts 02109
    Attn: Tim R. Palmer
    Tami E. Nason, Esq.

  with a copy to:

    Brentwood Associates Private Equity
    11150 Santa Monica Boulevard
    Suite 1200
    Los Angeles, California 90025
    Attn: Edward L. McCall

      and

    Ropes & Gray
    One International Place
    Boston, Massachusetts 02110
    Attn: Larry Jordan Rowe, Esq.

  (b) if to the Company, to:

    Bell Sports Corp.
    15170 North Hayden Road
    Suite 1
    Scottsdale, Arizona 85260
    Attn: Terry G. Lee
    Chairman and Chief Executive Officer

      and

    Matthews Mullaney & Co.
    70 South Lake Avenue, Suite 630
    Pasadena, California 91101
    Attn: Phillip D. Matthews
  with copies to:

    Sidley & Austin
    One First National Plaza
    Chicago, Illinois 60603
    Attn: Larry A. Barden, Esq.

      and

    Richards Layton & Finger
    One Rodney Square
    920 King Street
    Wilmington, DE 19801
    Attn: Gregory V. Varallo, Esq.

  SECTION 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  SECTION 9.4 Definitions. For purposes of this Agreement, the term:

  (a) "Benefit Plan" means any plan, program, policy, agreement and arrangement, whether or not reduced to writing, that is (i) an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (sometimes referred to herein as "Pension Plans"), (ii) an "employee welfare benefit plan (as defined in Section 3(1) of ERISA), (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or arrangement, or (iv) any other deferred compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan or arrangement maintained, sponsored or contributed to, by the Company or any of its U.S. or foreign Subsidiaries (or to which the Company or any of its Subsidiaries is obligated to contribute or for which the Company or any of its Subsidiaries may be liable) for the benefit of any current or former employees, officers, directors, consultants or independent contractors of the Company or of any of such Subsidiaries other than a governmental plan that a foreign Subsidiary contributes to on behalf of any current or former employees, officers, directors, consultants or independent contractors.

  (b) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) and the regulations promulgated thereunder.

  (c) "Code" means the Internal Revenue Code of 1986, as amended.

  (d) "DGCL" means the General Corporation Law of the State of Delaware.

  (e) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the reasonable costs of investigation and feasibility studies and the reasonable costs to clean up, remove, treat, or in any other way address any Hazardous Materials) arising with respect to any violation of or liability arising pursuant to or under any Environmental Law or as the result of any exposure or alleged exposure of any person or property to any Hazardous Material.

  (f) "Environmental Law" means any applicable law regulating or prohibiting Releases of Hazardous Materials into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety from Hazardous Materials including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (33 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and OSHA and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Effective Time.

  (g) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

  (h) "Hazardous Material" means any substance, material or waste which is regulated with respect to its toxic or otherwise hazardous character by any governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "solid waste," "toxic waste" or "toxic substance" under any provision of Environmental Law and shall also include, without limitation, petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials.

  (i) "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Products, (ii) that are owned, licensed or controlled in whole or in part by the Company or any of its Subsidiaries and relate to the business of the Company or any of its Subsidiaries; or (iii) that are used in or necessary to the development, manufacture, sales, marketing or testing of the Products.

  (j) "Investors" means collectively Harvard Private Capital Holdings, Inc. and Brentwood Associates Buyout Fund II, L.P.

  (k) "Knowledge" or "Best Knowledge" means the actual knowledge, after reasonable inquiry, of the officers of the Company (in the case of the Company) or the officers of Newco or the Investors (in the case of Newco).

  (l) "Material Adverse Change" or "Material Adverse Effect" means any event, change, effect, or diminution in value that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or Newco, as the case may be.

  (m) "OSHA" means the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), and the regulations promulgated thereunder.

  (n) "Products" means all current products and services of the Company or any of its Subsidiaries, any subsequent versions of such products currently being developed, any products currently being developed by the Company or any of its Subsidiaries which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing.

  (o) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment;

  (p) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (1) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment;
(3) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (4) bring the applicable party into compliance with any Environmental Law.

  (q) "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

  (r) "Superior Proposal" means any proposal determined by the Board of Directors of the Company in good faith, after consultation with outside counsel, to be a bona fide proposal and made by a third party to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation (such as NationsBanc Montgomery), to be more favorable to the Company's stockholders than the Merger.

  (s) "Takeover Proposal" means any proposal or offer (other than the transactions between the Company and Newco contemplated hereunder) involving the Company or any of its Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (A) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (C) any material debt or equity investment in the Company or recapitalization transaction in substitution for the transactions contemplated by this Agreement; or (D) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith.

  (t) "Tax" (and, with correlative meaning, "Taxes") means (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority and (ii) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Company or any of its Subsidiaries for the payment of such amounts was determined or taken into account with reference to the liability of any other person for any period.

  (u) "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes, including, without limitation, (i) any consolidated federal income Tax return in which any of the Company, Subsidiaries and/or Groups is included and (ii) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which any of the Company, Subsidiaries and/or Groups is included.

  The following terms are defined in the Sections hereof indicated below:

     TERM                                                          DEFINITION
     ----                                                          ----------
     "Agreement"................................................ Preamble
     "Brunswick Stock Option"................................... Section 3.3
     "CBI"...................................................... Section 2.1(f)
     "Certificate of Merger".................................... Section 1.3
     "Certificates"............................................. Section 2.2(b)
     "Claims"................................................... Section 6.3(d)
     "Closing Date"............................................. Section 1.2
     "Commitment Letter"........................................ Section 4.7
     "Company".................................................. Preamble
     "Company Acquisition Stock Options"........................ Section 3.3
     "Company Benefit Plan Stock Options"....................... Section 3.3
     "Company Common Stock"..................................... Section 2.1
     "Company Letter"........................................... Section 3.1
     "Company Phantom Stock Unit Awards"........................ Section 3.3
     "Company Preferred Stock".................................. Section 3.3
     "Company Representative Stock Options"..................... Section 3.3
     "Company Restricted Stock Awards".......................... Section 3.3
     "Company SEC Documents".................................... Section 3.6
     "Company, Subsidiaries and/or Groups"...................... Section 3.10(a)
     "Competition Act".......................................... Section 3.5
     "Constituent Corporations"................................. Preamble
     "D&O Insurance"............................................ Section 6.7(b)
     "Debentures"............................................... Section 3.3
     "Dissenting Shares"........................................ Section 2.1(d)
     "Dissenting Stockholder"................................... Section 2.1(d)
     "Effective Time"........................................... Section 1.3
     "ERISA Affiliate".......................................... Section 3.12(e)
     "Exchange Act"............................................. Section 3.5
     "Expense Reimbursement".................................... Section 6.3(b)
     "Fairness Opinion"......................................... Section 3.19
     "Governmental Entity"...................................... Section 3.5
     "HSR Act".................................................. Section 3.5
     "Indemnified Person"....................................... Section 6.7(a)
     "Indenture"................................................ Section 3.15
     "IRS"...................................................... Section 3.10(d)
     "Liens".................................................... Section 3.2
     "Merger"................................................... Recitals
     "Merger Consideration"..................................... Section 2.1(a)
     "NationsBanc Montgomery"................................... Section 3.16
     "Newco".................................................... Preamble
     "Newco Common Stock"....................................... Section 2.1
     "Option Holders"........................................... Section 2.1(c)
     "Options".................................................. Section 2.1(c)
     "Paying Agent"............................................. Section 2.2(a)
     "Policies"................................................. Section 3.20
     "Proxy Statement".......................................... Section 3.8
     "Recapitalization"......................................... Recitals
     "Retirement Plan".......................................... Section 6.16
     "Rights"................................................... Section 3.3

     TERM                                                          DEFINITION
     ----                                                          ----------
     "Rights Agreement".......................................... Section 3.3
     "Schedule 13E-3"............................................ Section 3.8
     "SEC"....................................................... Section 3.6
     "Securities Act"............................................ Section 3.6
     "Series A Preferred Stock".................................. Section 2.1(e)
     "Shares".................................................... Section 2.1
     "Special Committee"......................................... Recitals
     "State Takeover Approvals".................................. Section 3.5
     "Stockholders Meeting"...................................... Section 3.8
     "Surviving Corporation"..................................... Section 1.1
     "Surviving Corporation Common Stock"........................ Section 2.1(e)
     "Surviving Corporation Shares".............................. Section 2.1(e)
     "Termination Fee"........................................... Section 6.3(b)
     "Transfer Taxes"............................................ Section 6.5

  SECTION 9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Letter referred to in the last sentence of Section 6.2, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of
Section 6.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either parties hereto without the prior written consent of the other party, except that Newco may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any of the Investors or their affiliates, but no such assignment shall relieve Newco of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  SECTION 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

  SECTION 9.10 Enforcement of This Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

  SECTION 9.11 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

  SECTION 9.12 Negotiation of Agreement. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this agreement against the party that drafted it is of no application and is hereby expressly waived.

  IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          HB ACQUISITION CORPORATION

                                             /s/ Tim R. Palmer
                                          By:
                                             ----------------------------------
                                             Name: Tim R. Palmer
                                             Title: Authorized Signatory

                                          BELL SPORTS CORP.

                                             /s/ Terry G. Lee
                                          By:
                                             ----------------------------------
                                             Name: Terry G. Lee
                                             Title: Chairman and Chief
                                              Executive Officer